Exhibit 99.(11)

One Financial Plaza, Hartford, CT 06103 | 800.248.7971 | Virtus.com

January 16, 2026

Virtus Asset Trust

101 Munson Street

Greenfield, MA 01301

Ladies and Gentlemen:

I have acted as counsel to Virtus Asset Trust (the “Trust”) in connection with the Registration Statement of the Trust on Form N-14 (the “Registration Statement”) being filed by the Trust under the Securities Act of 1933, as amended (the “Act”), relating to the combination of Virtus Seix Tax-Exempt Bond Fund, a series of Virtus Opportunities Trust, and Virtus Seix High Grade Municipal Bond Fund (each of Virtus Seix Tax-Exempt Bond Fund and Virtus Seix High Grade Municipal Bond Fund, an “Acquired Fund”), a series of the Trust, with and into Virtus Seix Investment Grade Tax-Exempt Bond Fund (the “Acquiring Fund”), a series of the Trust, and the issuance of Class A shares and Class I shares of beneficial interest of the Acquiring Fund in connection therewith (the “Shares”), all in accordance with the terms of the Agreement and Plan of Reorganization by and between the Trust on behalf of the Acquiring Fund and either the Trust or Virtus Opportunities Trust on behalf of the Acquired Fund, as applicable (each, the “Agreement and Plan of Reorganization”), in substantially the form to be included in the Registration Statement as Exhibit A and Exhibit B.

I have examined such documents, records and other instruments and have made such other examinations and inquiries as I have deemed necessary for the purposes of this opinion. In addition, I have assumed for purposes of this opinion that, prior to the date of the issuance of the Shares, (1) the Trustees of the Trust and the shareholders of the Acquired Fund will have taken all actions required of them for the approval of the respective Agreement and Plan of Reorganization and (2) the respective Agreement and Plan of Reorganization will have been duly executed and delivered by each party thereto and will constitute the legal, valid and binding obligation of each of the Acquiring Fund, the Acquired Fund, and the Trust and/or Virtus Opportunities Trust (as applicable).

Based upon and subject to the foregoing, I am of the opinion that, when issued in accordance with each Agreement and Plan of Reorganization, the Shares will be validly issued, fully paid and non-assessable, assuming that as consideration for the Shares not less than the net asset value of such Shares has been paid and that the conditions set forth in the respective Agreement and Plan of Reorganization have been satisfied.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form N-14 relating to the Reorganization and to use of my name and any reference to my name in such Registration Statement. In giving such consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Jennifer Fromm

Jennifer Fromm

Vice President, Chief Legal Officer, Counsel and Secretary

Virtus Asset Trust

Securities distributed by VP Distributors, LLC